SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                  FORM 8-K
                               CURRENT REPORT

                   Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934



                              JANUARY 20, 1999
              ________________________________________________
              Date of Report (Date of earliest event reported)

                          USN COMMUNICATIONS, INC.
           ______________________________________________________
           (Exact name of Registrant as specified in its charter)

      DELAWARE                333-16265                36-3947804
      ______________     _____________________      __________________
      (State of          (Commission File No.)       (IRS Employer
      Incorporation)                                Identification No.)

       10 SOUTH RIVERSIDE PLAZA, SUITE 2000, CHICAGO, ILLINOIS 60606
        ____________________________________________________________
        (Address of principal executive offices, including zip code)

                               (312) 906-3600
            ____________________________________________________
            (Registrant's telephone number, including area code)

                                    N/A
       _____________________________________________________________
       (Former name or former address, if changed since last report)


 ITEM 5.   OTHER EVENTS

      As previously announced, on November 18, 1998, the Company issued and sold to Merrill Lynch Global Allocation Fund, Inc. ("MLGAF") a $10.0 million principal amount 17% Senior Secured Note due January 15, 1999 (the "17% Note"). Pursuant to a First Amendment to Note Purchase Agreement, dated as of January 20, 1999, by and between the Company and MLGAF, the 17% Note was cancelled in exchange for a replacement $10.0 million principal amount 17% Senior Secured Note due February 15, 1999, and MLGAF paid to the Company $2.5 million in exchange for a new $2.5 million principal amount 17% Senior Secured Note due February 15, 1999 (collectively, the "New 17% Notes"). Interest on the New 17% Notes, together with a facility fee of $625,000, is payable in cash at maturity. As was the case with the 17% Note, the New 17% Notes are secured by a first priority lien on substantially all assets of the Company, including the Company's accounts receivable and the stock of the Company's directly owned subsidiaries. MLGAF is the holder of all of the Company's 14% Senior Notes, 9% Convertible Subordinated Discount Notes due 2004 and Consent Notes. In addition, MLGAF is a substantial holder of 14-5/8% Senior Notes and Warrants to purchase Common Stock.

      The Company has substantial current and ongoing cash needs with respect to both its operations and the maturity of the New 17% Notes on February 15, 1999. While the Company has generally been meeting new obligations incurred by the Company since November 1998 in the ordinary course of business from working capital infusions and cash flow, the Company's recent cash position has resulted in the Company's deferral of payment of certain of its past obligations. The absence of additional capital infusions in the very near term will result in the Company's inability to meet its current and future obligations as they become due, prevent the Company from making payment arrangements with respect to, or otherwise servicing, any material amount of its past-due obligations, raise substantial doubt about the Company's ability to continue as a going concern and may require the Company to seek protection under applicable bankruptcy laws.

      As previously disclosed, the Company has engaged BT Alex. Brown Incorporated to advise the Company on the strategic alternatives available to it, including the potential sale of the Company or its assets, and has engaged Daniels & Associates, L.P. to explore the potential sale of the Company's USN Wireless, Inc. subsidiary ("USN Wireless"). The Company is presently engaged in discussions with third parties regarding the sale in one or more transactions of most of its assets, including USN Wireless. There can be no assurance that any such transaction or transactions will be concluded or, if concluded, that such transaction or transactions can be completed on terms favorable to the Company's securityholders or creditors. Further, if any such transaction or transactions are completed, it is likely that they will result in gross proceeds which are significantly less than the Company's outstanding indebtedness and other obligations. In the absence of, or in addition to, any such transaction, sources of funding for the Company's operations could include private placements of equity and/or debt securities or additional capital contributions from new or existing investors in the Company. There can be no assurance that any such additional financing will be available to the Company or, if available, that it can be obtained on a timely basis and within limitations contained in the indentures with respect to the Company's 14% Senior Notes and 14-5/8% Senior Notes. Failure by the Company to address its cash need will have a material adverse effect on the Company's results of operations and financial condition.

 ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

      (c) Exhibits

      The following exhibit is included with this Report:

      Exhibit 10.1 First Amendment to Note Purchase Agreement, dated as of January 20, 1999, by and between USN Communications, Inc. and Merrill Lynch Global Allocation Fund, Inc.


                                   SIGNATURES

      Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               USN COMMUNICATIONS, INC.



                               By:   /s/ Thomas A.  Monson
                                     Thomas A. Monson
                                     Senior Vice President, General Counsel
                                      and Secretary